TRANSALTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)
(in millions of Canadian dollars except per share amounts)
	3 months ended March 31
	2013	2012
Unaudited		(Restated)*

Revenues (Note 5)	540	644
Fuel and purchased power (Note 6)	201	175
Gross margin	339	469
Operations, maintenance, and administration (Note 6)	115	128
Depreciation and amortization	127	129
Inventory writedown (Note 14)	14	34
Taxes, other than income taxes	7	7
Operating income	76	171
Finance lease income	11	2
Equity loss (Note 7)	(4)	-
Gain on sale of assets (Note 4)	-	3
Foreign exchange loss	(1)	(6)
Loss on assumption of pension obligations (Note 3)	(29)	-
Net interest expense (Notes 8 and 11)	(62)	(60)
Earnings (loss) before income taxes	(9)	110
Income tax expense (recovery) (Note 9)	(17)	2
Net earnings	8	108

Net earnings (loss) attributable to:
TransAlta shareholders	(2)	95
Non-controlling interests	10	13
	8	108

Net earnings (loss) attributable to TransAlta shareholders	(2)	95
Preferred share dividends (Note 21)	9	7
Net earnings (loss) attributable to common shareholders	(11)	88
Weighted average number of common shares
outstanding in the period (millions)	258	225
Net earnings (loss) per share attributable to common
shareholders, basic and diluted	(0.04)	0.39
* See Note 2 for prior period restatements.
See accompanying notes.

TRANSALTA CORPORATION / Q1 2013 1

TRANSALTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in millions of Canadian dollars)

	3 months ended March 31
	2013	2012
Unaudited		(Restated)*

Net earnings	8	108
Net actuarial gains (losses) on defined benefit plans, net of tax(1)	7	(9)
Reclassification of losses on derivatives designated as cash flow hedges to non-financial assets, net of tax(2)	1	1
Total items that will not be reclassified subsequently to
net earnings	8	(8)

Gains (losses) on translating net assets of foreign operations	25	(32)
Gains (losses) on financial instruments designated as hedges of foreign operations, net of tax(3)	(21)	21
Gains (losses) on derivatives designated as cash flow hedges, net of tax(4)	14	(9)
Reclassification of gains on derivatives designated as cash flow hedges to net earnings, net of tax(5)	(19)	(9)
Other comprehensive income (loss) of equity investees, net of tax(6)	(2)	-
Total items that may be reclassified subsequently to
net earnings	(3)	(29)
Other comprehensive income (loss)	5	(37)
Total comprehensive income	13	71

Total comprehensive income (loss) attributable to:
Common shareholders	(4)	65
Non-controlling interests	17	6
	13	71

*	See Note 2 for prior period restatements.
(1)	Net of income tax expense of 2 for the three months ended March 31, 2013 (2012 - 3 recovery).
(2)	Net of income tax expense of nil for the three months ended March 31, 2013 (2012 - nil).
(3)	Net of income tax recovery of 3 for the three months ended March 31, 2013 (2012 - 3 expense).
(4)	Net of income tax recovery of 2 for the three months ended March 31, 2013 (2012 - 1 expense).
(5)	Net of income tax expense of 3 for the three months ended March 31, 2013 (2012 - 17 expense).
(6)	Net of income tax recovery of 1 for the three months ended March 31, 2013 (2012 - nil).

See accompanying notes.

TRANSALTA CORPORATION / Q1 2013 2

TRANSALTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in millions of Canadian dollars)

	March 31, 2013	Dec. 31, 2012	Jan. 1, 2012
Unaudited		(Restated)*	(Restated)*
Cash and cash equivalents (Note 13)	50	27	49
Accounts receivable	457	597	541
Current portion of finance lease receivable	2	2	3
Collateral paid (Note 12)	17	19	45
Prepaid expenses	25	7	8
Risk management assets (Notes 11 and 12)	123	201	391
Inventory (Note 14)	95	93	92
Income taxes receivable	6	3	2
	775	949	1,131
Investments (Note 7)	170	172	193
Long-term receivable	-	-	18
Long-term portion of finance lease receivable	363	357	42
Property, plant, and equipment (Note 15)
Cost	11,641	11,481	11,386
Accumulated depreciation	(4,563)	(4,437)	(4,115)
	7,078	7,044	7,271
Goodwill	447	447	447
Intangible assets	283	284	276
Deferred income tax assets	75	50	169
Risk management assets (Notes 11 and 12)	63	69	99
Other assets (Note 16)	103	90	90
Total assets	9,357	9,462	9,736

Accounts payable and accrued liabilities	450	495	463
Decommissioning and other provisions (Note 17)	25	33	99
Collateral received (Notes 11 and 12)	1	2	16
Risk management liabilities (Notes 11 and 12)	110	167	208
Income taxes payable	5	6	22
Dividends payable (Notes 20 and 21)	76	75	67
Current portion of finance lease obligation (Note 3)	9	-	-
Current portion of long-term debt (Notes 11, 12, and 18)	620	607	316
	1,296	1,385	1,191
Long-term debt (Notes 11, 12, and 18)	3,611	3,610	3,721
Finance lease obligation (Note 3)	12	-	-
Decommissioning and other provisions (Note 17)	287	279	283
Deferred income tax liabilities	424	433	486
Risk management liabilities (Notes 11 and 12)	112	106	142
Deferred credits and other long-term liabilities (Note 19)	303	301	281
Equity
Common shares (Note 20)	2,780	2,726	2,273
Preferred shares (Note 21)	781	781	562
Contributed surplus	9	9	9
Retained earnings (deficit)	(448)	(362)	524
Accumulated other comprehensive loss (Note 22)	(138)	(136)	(94)
Equity attributable to shareholders	2,984	3,018	3,274
Non-controlling interests (Note 10)	328	330	358
Total equity	3,312	3,348	3,632
Total liabilities and equity	9,357	9,462	9,736
* See Note 2 for prior period restatements.
Contingencies (Note 23)
Commitments (Note 24)

See accompanying notes.

TRANSALTA CORPORATION / Q1 2013 3

TRANSALTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(in millions of Canadian dollars)

3 months ended March 31, 2013

Unaudited	Common shares	Preferred shares	Contributed surplus	Retained deficit	Accumulated other comprehensive income (loss)(1)	Attributable to shareholders	Attributable to non-controlling interests	Total
Balance, Dec. 31, 2012	2,726	781	9	(362)	(136)	3,018	330	3,348
Net earnings (loss)	-	-	-	(2)	-	(2)	10	8
Other comprehensive income (loss):
Net gains on translating net assets of foreign operations, net of hedges and of tax	-	-	-	-	4	4	-	4
Net gains (losses) on derivatives designated as cash flow hedges, net of tax	-	-	-	-	(11)	(11)	7	(4)
Net actuarial gains on defined benefits plans, net of tax	-	-	-	-	7	7	-	7
Other comprehensive loss of equity investees, net of tax	-	-	-	-	(2)	(2)	-	(2)
Total comprehensive income						(4)	17	13
Common share dividends	-	-	-	(75)	-	(75)	-	(75)
Preferred share dividends	-	-	-	(9)	-	(9)	-	(9)
Distributions to non-controlling interests	-	-	-	-	-	-	(19)	(19)
Common shares issued	54	-	-	-	-	54	-	54
Balance, March 31, 2013	2,780	781	9	(448)	(138)	2,984	328	3,312

TRANSALTA CORPORATION / Q1 2013 4

3 months ended March 31, 2012
(Restated)*
Unaudited	Common shares	Preferred shares	Contributed surplus	Retained earnings	Accumulated other comprehensive income (loss)(1)	Attributable to shareholders	Attributable to non-controlling interests	Total

Balance, Dec. 31, 2011	2,273	562	9	524	(94)	3,274	358	3,632
Net earnings	-	-	-	95	-	95	13	108
Other comprehensive income (loss):
Net losses on translating net assets of
foreign operations, net of hedges and of
tax	-	-	-	-	(11)	(11)	-	(11)
Net losses on derivatives designated
as cash flow hedges, net of tax	-	-	-	-	(10)	(10)	(7)	(17)
Net actuarial losses on defined benefits
plans, net of tax	-	-	-	-	(9)	(9)	-	(9)
Total comprehensive income						65	6	71
Common share dividends	-	-	-	(65)	-	(65)	-	(65)
Preferred share dividends	-	-	-	(7)	-	(7)	-	(7)
Distributions to non-controlling interests	-	-	-	-	-	-	(19)	(19)
Common shares issued	20	-	-	-	-	20	-	20
Balance, March 31, 2012	2,293	562	9	547	(124)	3,287	345	3,632
*	See Note 2 for prior period restatements.
(1)	Refer to Note 22 for details on components of, and changes in, Accumulated other comprehensive income (loss).

See accompanying notes.

TRANSALTA CORPORATION / Q1 2013 5

TRANSALTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions of Canadian dollars)
	3 months ended March 31
	2013	2012
Unaudited		(Restated)*
Operating activities
Net earnings (loss)	8	108
Depreciation and amortization (Note 25)	139	140
Gain on sale of assets (Note 4)	-	(3)
Accretion of provisions (Note 17)	4	4
Decommissioning and restoration costs settled (Note 17)	(5)	(6)
Deferred income tax expense (recovery) (Note 9)	(25)	3
Unrealized (gain) loss from risk management activities	41	(69)
Unrealized foreign exchange loss	4	9
Provisions	(7)	-
Equity loss, net of distributions received (Note 7)	4	-
Other non-cash items	16	3
Cash flow from operations before changes in working capital	179	189
Change in non-cash operating working capital balances (Note 26)	77	(6)
Cash flow from operating activities	256	183
Investing activities
Additions to property, plant, and equipment (Note 15)	(125)	(137)
Additions to intangibles	(7)	(6)
Proceeds on sale of assets (Note 4)	-	3
Realized losses on financial instruments	(2)	(2)
Net decrease in collateral received from counterparties	(1)	-
Net (increase) decrease in collateral paid to counterparties	3	(6)
Decrease in finance lease receivable	1	1
Other	-	(5)
Change in non-cash investing working capital balances	(19)	(12)
Cash flow used in investing activities	(150)	(164)
Financing activities
Net increase (decrease) in borrowings under credit facilities (Note 18)	(33)	40
Repayment of long-term debt (Note 18)	(2)	(2)
Dividends paid on common shares (Note 20)	(20)	(45)
Dividends paid on preferred shares (Note 21)	(9)	(8)
Distributions paid to subsidiaries' non-controlling interests (Note 10)	(19)	(19)
Other	(1)	(3)
Cash flow used in financing activities	(84)	(37)
Cash flow from (used in) operating, investing, and financing activities	22	(18)
Effect of translation on foreign currency cash	1	-
Increase (decrease) in cash and cash equivalents	23	(18)
Cash and cash equivalents, beginning of period	27	49
Cash and cash equivalents, end of period	50	31
Cash income taxes paid	12	15
Cash interest paid	39	46
* See Note 2 for prior period restatements.
See accompanying notes.

TRANSALTA CORPORATION / Q1 2013 6

N O T E S T O C O N D E N S E D C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S
( U N A U D I T E D )
(Tabular amounts in millions of Canadian dollars, except as otherwise noted)

1 . A C C O U N T I N G P O L I C I E S

A. Basis of Preparation

These unaudited interim condensed consolidated financial statements have been prepared in accordance with International Accounting Standard (“IAS”) 34 Interim Financial Reporting using the same accounting policies as those used in TransAlta Corporation’s (“TransAlta” or “the Corporation”) most recent annual consolidated financial statements, except as outlined in Note 2(A). These unaudited interim condensed consolidated financial statements do not include all of the disclosures included in the Corporation’s annual consolidated financial statements. Accordingly, these should be read in conjunction with the Corporation’s most recent annual consolidated financial statements.

The unaudited interim condensed consolidated financial statements include the accounts of the Corporation and the subsidiaries that it controls. Refer to the discussion on the adoption of International Financial Reporting Standards (“IFRS”) 10 Consolidated Financial Statements, found in Note 2(A) for information on the impacts of applying the new IFRS definition of control.

The unaudited interim condensed consolidated financial statements have been prepared on a historical cost basis, except for certain financial assets and liabilities, which are stated at fair value.

These unaudited interim condensed consolidated financial statements reflect all adjustments which consist of normal recurring adjustments and accruals that are, in the opinion of management, necessary for a fair presentation of results. TransAlta’s results are partly seasonal due to the nature of the electricity market and related fuel costs. Higher maintenance costs are ordinarily incurred in the second and third quarters when electricity prices are expected to be lower, as electricity prices generally increase in the winter months in the Canadian market.

These unaudited interim condensed consolidated financial statements were authorized for issue by the Board of Directors on April 22, 2013.

B. Use of Estimates

The preparation of these condensed consolidated financial statements in accordance with IFRS requires management to use judgment and make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the period. These estimates are subject to uncertainty. Actual results could differ from these estimates due to factors such as fluctuations in interest rates, foreign exchange rates, inflation and commodity prices, and changes in economic conditions, legislation and regulations. Refer to Note 2(W) of the 2012 annual consolidated financial statements for a more detailed discussion of the critical accounting judgments and key sources of estimation uncertainty.

TRANSALTA CORPORATION / Q1 2013 7

2 . A C C O U N T I N G   C H A N G E S

A. Adoption of New or Amended IFRS

On Jan. 1, 2013, the Corporation adopted the following new accounting standards that were previously issued by the IASB:

I. IFRS 10 Consolidated Financial Statements

IFRS 10 replaces the parts of IAS 27 Consolidated and Separate Financial Statements that deal with consolidated financial statements and Standing Interpretations Committee (“SIC”) Interpretation 12 Consolidation - Special Purpose Entities. IFRS 10 defines the principle of control, establishes control as the basis for determining when entities are to be consolidated, and provides guidance on how to apply the principle of control to identify whether an investor controls an investee. Under IFRS 10, an investor controls an investee when it has all of the following: (i) power over the investee; (ii) exposure, or rights, to variable returns from the investee; and (iii) the ability to affect those returns.

IFRS 10 was applied retrospectively by the Corporation by reassessing whether, on Jan. 1, 2013, the Corporation had control of all of its previously consolidated entities. As a result of adopting IFRS 10, no changes arose in the entities controlled and consolidated by the Corporation.

II. IFRS 11 Joint Arrangements

IFRS 11 replaces IAS 31 Interests in Joint Ventures and SIC-13 Jointly Controlled Entities – Non-Monetary Contributions by Venturers. IFRS 11 provides for a principles-based approach to the accounting for joint arrangements that requires an entity to recognize its contractual rights and obligations arising from its involvement in joint arrangements. A joint arrangement is an arrangement in which two or more parties have joint control. Under IFRS 11, joint arrangements are classified as either a joint operation or a joint venture, whereas under IAS 31, they were classified as a jointly controlled asset, jointly controlled operation or a jointly controlled entity. IFRS 11 requires the use of the equity method of accounting for interests in joint ventures, whereas IAS 31 permitted a choice of the equity method or proportionate consolidation for jointly controlled entities. Under IFRS 11, for joint operations, each party recognizes its respective share of the assets, liabilities, revenues and expenses of the arrangement, generally resulting in proportionate consolidation accounting.

IFRS 11 was applied retrospectively by the Corporation by reassessing the type of, and accounting for, each joint arrangement in existence at Jan. 1, 2013. No significant impacts resulted.

III. IFRS 12 Disclosure of Interests in Other Entities

IFRS 12 contains enhanced disclosure requirements about an entity’s interests in subsidiaries, joint arrangements, associates, and consolidated and unconsolidated structured entities (special purpose entities). The objective of IFRS 12 is that an entity should disclose information that helps financial statement users evaluate the nature of, and risks associated with, its interests in other entities and the effects of those interests on its financial statements. Disclosures arising from the adoption of IFRS 12 can be found in Notes 7, 10, and 18.

TRANSALTA CORPORATION / Q1 2013 8

IV. IFRS 13 Fair Value Measurement

IFRS 13 establishes a single source of guidance for all fair value measurements required by other IFRS, clarifies the definition of fair value, and enhances disclosures about fair value measurements. IFRS 13 applies when other IFRS require or permit fair value measurements or disclosures. IFRS 13 specifies how an entity should measure fair value and disclose fair value information. It does not specify when an entity should measure an asset, a liability, or its own equity instrument at fair value. The Corporation’s adoption of IFRS 13, prospectively on Jan. 1, 2013, did not have a material financial impact upon the consolidated financial position or results of operations, however, certain new or enhanced disclosures are required and can be found in Note 11.

V. IAS 1 Presentation of Financial Statements

Amendments to IAS 1 Presentation of Financial Statements issued in June 2011 were intended to improve the consistency and clarity of the presentation of items of comprehensive income by requiring that items presented in Other Comprehensive Income (Loss) (“OCI”) be grouped on the basis of whether they are at some point reclassified from OCI to net earnings or not. The Consolidated Statements of Comprehensive Income (Loss) have been reorganized to comply with the required groupings.

VI. IAS 19 Employee Benefits

Amendments to IAS 19 Employee Benefits are intended to improve the recognition, presentation, and disclosure of defined benefit plans. The amendments require the recognition of changes in defined benefit obligations and in fair value of plan assets when they occur, thus eliminating the “corridor approach” previously permitted. All actuarial gains and losses must be recognized immediately through other comprehensive income and the net pension liability or asset recognized at the full amount of the plan deficit or surplus. Additional changes relate to the presentation, into three components, of changes in defined benefit obligations and plan assets: service cost and net interest cost is recognized in net earnings and remeasurements are recognized in other comprehensive income. The net interest cost introduced in these amendments removes the concept of expected return on plan assets that was previously recognized in net earnings.

The Corporation calculates the net interest cost for its defined benefit plans by applying the discount rate at the beginning of the reporting period to the net defined benefit liability at the beginning of the reporting period. An expected return on plan assets is no longer calculated and recognized as part of pension expense. The elimination of the corridor method had no impact as the Corporation has, since adoption of IFRS, recognized actuarial gains and losses in OCI in the period in which they occurred.

On adoption, the Corporation applied the amendments retrospectively. The impacts as at Dec. 31, 2012 and Jan 1, 2012, respectively, were an increase in the cumulative prior periods’ pre-tax pension expense of $17 million and $11 million ($12 million and $8 million after-tax, respectively), as a result of the application of the net interest cost requirements.

For the three months ended March 31, 2012, Operations, maintenance, and administration expense increased by $1 million as a result of increased pension expense, Net actuarial losses on defined benefit plans as reported in OCI decreased by $1 million, and basic and diluted net earnings per share attributable to common shareholders decreased by $0.01.

VII. Interpretation 20 Stripping Costs in the Production Phase of a Surface Mine (“IFRIC 20”)

IFRIC 20 clarifies the requirements for accounting for stripping costs in the production phase of a surface mine. Stripping costs are costs associated with the process of removing waste from a surface mine in order to gain access to mineral ore deposits. The Interpretation clarifies when production stripping should lead to the recognition of an asset and how that asset should be measured, both initially and in subsequent periods.

TRANSALTA CORPORATION / Q1 2013 9

The Corporation recognizes a stripping activity asset for its Highvale mine when all of the following are met: (i) it is probable that the future benefit associated with improved access to the coal reserves associated with the stripping activity will be realized; (ii) the component of the coal reserve to which access has been improved can be identified; and (iii) the costs related to the stripping activity associated with that component can be measured reliably. Costs include those directly incurred to perform the stripping activity as well as an allocation of directly attributable overheads. The resulting stripping activity asset is amortized on a unit-of-production basis over the expected useful life of the identified component that it relates to. The amortization is recognized as a component of the standard cost of coal inventory.

As required by the transitional provision of IFRIC 20, the Interpretation was applied by the Corporation to production stripping costs incurred on or after Jan. 1, 2011, which will be the earliest comparative period presented within the Corporation’s annual financial statements for the year ended Dec. 31, 2013. The impacts on the Condensed Consolidated Statements of Financial Position as at Dec. 31, 2012 were to recognize $9 million in costs as a stripping activity asset, increase coal inventory by $2 million, both classified within Inventory, increase Deferred income tax liabilities by $3 million, and decrease Retained deficit by $8 million. The impacts on the Condensed Consolidated Statements of Financial Position as at Jan. 1, 2012 were to recognize $9 million in costs as a stripping activity asset, decrease coal inventory by $2 million, both classified within Inventory, increase Deferred income tax liabilities by $2 million, and increase Retained earnings by $5 million.

The impact of this change in accounting policy on the three months ended March 31, 2012 was not material.

VIII. IFRS 7 Financial Instruments: Disclosures

Amendments to IFRS 7 include disclosures about all recognized financial instruments that are set off in accordance with IAS 32. The amendments also require disclosure of information about recognized financial instruments subject to enforceable master netting arrangements and similar agreements even if they are not set off under IAS 32. The resulting disclosures can be found in Note 12.

IX. Annual Improvements 2009-2011

In May 2012, the IASB issued a collection of necessary, non-urgent amendments to several IFRS resulting from its annual improvements process. The amendments, as applicable, have been applied by the Corporation on Jan. 1, 2013. None of the amendments, which are generally technical and narrow in scope, had a material financial impact upon the consolidated financial position or results of operations.

B.	Current Accounting Changes
I.	Change in Estimates - Useful Lives

During the three months ended March 31, 2013, management completed a comprehensive review of the estimated useful lives of the hydro assets, having regard for, among other things, the economic life cycle maintenance program, and existing condition of the assets. As a result, depreciation was reduced by $1 million for the three months ended March 31, 2013. Pre-tax depreciation expense is expected to be reduced by $5 million for the year ended Dec. 31, 2013 and by $5 million annually thereafter.

II. Leases

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. Property, plant and equipment (“PP&E”) under finance leases are initially recognized at their fair value at the inception of the lease, or if lower, at the present value of the minimum lease payments. The corresponding liability is included in the Condensed Consolidated Statements of Financial Position as a finance lease obligation. Lease payments are apportioned between interest expense and reduction of the lease obligation so as to achieve a constant rate of interest on the remaining balance of the liability.

TRANSALTA CORPORATION / Q1 2013 10

C. Future Accounting Changes

Additional new or amended accounting standards that have been previously issued by the IASB but are not yet effective, and have not been applied by the Corporation, are as follows: IFRS 9 Financial Instruments, IAS 32 Financial Instruments: Presentation, and Investment Entities (Amendments to IFRS 10 and 11 and IAS 27). Please refer to Note 3(D) of the Corporation’s 2012 annual consolidated financial statements for more information.

3 . S U N H I L L S   M I N I N G   L I M I T E D   P A R T N E R S H I P

Effective Jan. 17, 2013, the Corporation assumed, through its wholly owned SunHills Mining Limited Partnership (“SunHills”), operations and management control of the Highvale Mine from Prairie Mines and Royalty Ltd. (“PMRL”). PMRL employees working at the Highvale Mine were offered employment by SunHills which agreed to assume responsibility for certain pension plan and pension funding obligations, which had been previously funded by the Corporation through the payments made under the PMRL mining contracts. As a result, a pre-tax loss of $29 million was recognized, along with the corresponding liabilities.

The Corporation also entered into a related finance lease for certain mining equipment that was used by PMRL in mining operations. As a result, $21 million in mining equipment has been capitalized to PP&E and the related finance lease obligation recognized. At the end of the lease term, the Corporation is eligible to purchase the assets, for a nominal amount. The amounts payable under the finance lease are as follows:

As at	March 31, 2013
	Minimum lease payments	Present value of minimum lease payments
Within one year	9	9
Second to fifth years inclusive	14	12
	23	21
Less: interest cost	2	-
Total finance lease obligation	21	21

Included in the Condensed Consolidated Statements of Financial Position as:
Current portion of finance lease obligation	9
Non-current finance lease obligation	12
	21

4 . D I S P O S A L S

During the three months ended March 31, 2012, the Corporation realized a pre-tax gain of $3 million related to the 2011 sale of its biomass facility. The gain resulted from the release of the remaining consideration related to the achievement of the Environmental Attribute Conditions by the purchaser.

TRANSALTA CORPORATION / Q1 2013 11

5 . O P E R A T I N G   L E A S E S

Several of the Corporation’s Power Purchase Arrangements and other long-term contracts meet the criteria of operating leases. Total rental income, including contingent rent, related to these contracts reported in Revenues in the Condensed Consolidated Statements of Earnings for the three months ended March 31, 2013, was $49 million (March 31, 2012 - $42 million).

6 . E X P E N S E S B Y N A T U R E

Expenses classified by nature are as follows:

	3 months ended March 31, 2013		3 months ended March 31, 2012
				(Restated)*
	Fuel and purchased power	Operations, maintenance, and administration	Fuel and purchased power	Operations, maintenance, and administration
Fuel	171	-	139	-
Purchased power	17	-	25	-
Salaries and benefits	2	61	1	66
Depreciation	11	-	10	-
Other operating expenses	-	54	-	62
Total	201	115	175	128
*	See Note 2 for prior period restatements.

7 . I N V E S T M E N T S

The Corporation’s investments in joint ventures accounted for using the equity method consist of its investments in CE Generation, LLC (“CE Gen”) and Wailuku River Hydroelectric, L.P (“Wailuku”).

Summarized financial information on the results of operations and financial position relating to the Corporation’s pro-rata interests in CE Gen and Wailuku is as follows:

		3 months ended March 31
	2013	2012
Results of operations
Revenues	20	26
Expenses	(24)	(26)
Proportionate share of net loss	(4)	-

TRANSALTA CORPORATION / Q1 2013 12

Summarized financial information relating to 100 per cent of CE Gen, including adjustments for the application of consistent accounting policies and the Corporation’s purchase price adjustments, is as follows:

	3 months ended March 31
	2013	2012
Revenues	38	50
Depreciation and amortization	23	21
Interest expense	5	6
Income tax recovery	(15)	(10)
Net loss from continuing operations	(8)	(3)
Other comprehensive loss	(4)	-
Total comprehensive loss	(12)	(3)
Distributions received	-	-

As at		March 31, 2013	Dec. 31, 2012
Current assets		96	93
Long-term assets		674	675
Current liabilities		(76)	(62)
Long-term liabilities		(403)	(409)
Net assets		291	297
Additional items included above
Cash and cash equivalents		29	27
Current financial liabilities(1)		(41)	(35)
Long-term financial liabilities(1)		(238)	(233)
(1) Excludes trade and other payables and provisions

A reconciliation of the carrying amount to the Corporation’s 50 per cent interest in the CE Gen joint venture is as follows:

As at	March 31, 2013	Dec. 31, 2012
Net assets	291	297
Less: minority interest in CE Gen	(14)	(14)
Less: 50 per cent of CE Gen's net assets not owned by the Corporation	(112)	(116)
Net investment	165	167

CE Gen’s ability to make distributions to its owners, including the Corporation, is restricted by covenants and conditions, including principal and interest funding deposit requirements, imposed by certain project-related debt agreements.

At March 31, 2013 the carrying amount of Wailuku’s net investment is $5 million (Dec. 31, 2012 - $5 million).

8 . N E T I N T E R E S T E X P E N S E

The components of net interest expense are as follows:
	3 months ended March 31
	2013	2012
Interest on debt	60	56
Capitalized interest	(2)	-
Interest expense	58	56
Accretion of provisions (Note 17)	4	4
Net interest expense	62	60

TRANSALTA CORPORATION / Q1 2013 13

The Corporation capitalizes interest during the construction phase of growth capital projects. The capitalized interest in 2013 related to the New Richmond wind farm.

9 . I N C O M E T A X E S

The components of income tax expense are as follows:
	3 months ended March 31
	2013	2012
Current income tax expense	8	13
Deferred income tax expense (recovery) related to the origination and reversal of temporary differences	(19)	13
Deferred income tax recovery resulting from changes in tax rates or laws(1)	(6)	-
Benefit arising from previously unrecognized tax loss, tax credit, or temporary difference of a prior period used to reduce current income tax expense	-	(14)
Benefit arising from previously unrecognized tax loss, tax credit, or temporary difference of a prior period used to reduce deferred income tax expense	-	(10)
Income tax expense (recovery)	(17)	2
(1) Relates to the impact of adjusting the deferred tax rate to incorporate the Ontario M&P tax credit. Previously, the Corporation had been using the Ontario general corporate tax rate of 11.5 per cent.

Presented in the Condensed Consolidated Statements of Earnings (Loss) as follows:
	3 months ended March 31
	2013	2012
Current income tax expense (recovery)	8	(1)
Deferred income tax expense (recovery)	(25)	3
Income tax expense (recovery)	(17)	2

TRANSALTA CORPORATION / Q1 2013 14

1 0 . N O N - C O N T R O L L I N G   I N T E R E S T S

The Corporation’s subsidiaries and operations that have non-controlling interests are as follows:

Subsidiary/Operation	Non-controlling interest
TransAlta Cogeneration L.P. ("TA Cogen")	49.99% - Stanley Power Inc.
Kent Hills wind farm	17% - Natural Forces Technologies Inc.

Summarized financial information relating to TA Cogen, the subsidiary with a significant non-controlling interest, is as follows:

	3 months ended March 31
	2013	2012
Revenues	80	84
Net earnings	18	25
Total comprehensive income	32	10

Amounts attributable to the non-controlling interest:
Net earnings	9	12
Total comprehensive income	16	5

Distributions paid to Stanley Power Inc.	18	19

As at	March 31, 2013	Dec. 31, 2012
Current assets	58	70
Long-term assets	662	678
Current liabilities	(63)	(75)
Long-term liabilities	(76)	(87)
Total equity	(581)	(588)

Equity attributable to the non-controlling interest	(288)	(290)

1 1 . F I N A N C I A L I N S T R U M E N T S
A. Financial Assets and Liabilities - Classification and Measurement
Financial assets and financial liabilities are measured on an ongoing basis at cost, fair value, or amortized cost.

B.	Fair Value of Financial Instruments
I.	Energy Trading

Energy trading includes risk management assets and liabilities that are used in the Energy Trading and Generation segments in relation to trading activities and certain contracting activities. To the extent applicable, changes in net risk management assets and liabilities for non-hedge positions are reflected within earnings of the Energy Trading and Generation business segments.

TRANSALTA CORPORATION / Q1 2013 15

The following tables summarize the key factors impacting the fair value of energy trading risk management assets and liabilities by classification level during the three months ended March 31, 2013 and 2012, respectively:

	Hedges				Non-Hedges			Total
	Level I	Level II	Level III	Level I	Level II	Level III	Level I	Level II	Level III
Net risk management assets (liabilities) at Dec. 31, 2012	-	(63)	3	(1)	79	28	(1	16	31
Changes attributable to:
Market price changes on existing contracts	-	(10)	(3)	-	(19)	10	-	(29)	7
Market price changes on new contracts	-	(2)	-	-	(10)	(17)	-	(12)	(17)
Contracts settled	-	2	-	1	(5)	(4)	1	(3)	(4)
Net risk management assets
(liabilities) at March 31, 2013	-	(73)	-	-	45	17	-	(28)	17
Additional Level III gain (loss) information:
Change in fair value included in OCI			-			-			-
Total losses included in earnings before income taxes			-			(7)			(7)
Unrealized gain included in earnings before income taxes relating to net assets held at March 31, 2013						(11)			(11)

		Hedges			Non-Hedges			Total
	Level I	Level II	Level III	Level I	Level II	Level III	Level I	Level II	Level III
Net risk management assets (liabilities) at
Dec. 31, 2011	-	(90)	(14)	-	287	7	-	197	(7)
Changes attributable to:
Market price changes on existing
contracts	-	16	3	-	37	11	-	53	14
Market price changes on new contracts	-	-	-	-	4	-	-	4	-
Contracts settled	-	7	4	-	(67)	(5)	-	(60)	(1)
Discontinued hedge accounting on
certain contracts	-	(26)	-	-	26	-	-	-	-

Net risk management assets
(liabilities) at March 31, 2012	-	(93)	(7)	-	287	13	-	194	6
Additional Level III gain (loss) information:
Change in fair value included in OCI			7			-			7
Total gains (losses) included in earnings
before income taxes			(4)			11			7
Unrealized gain included in earnings before
income taxes relating to net assets held
at March 31, 2012			-			6			6

TRANSALTA CORPORATION / Q1 2013 16

a. Levels II and III Fair Value Measurements

i. Level II

Fair values are determined, directly or indirectly, using inputs that are observable for the asset or liability.

Fair values falling within the Level II category are determined through the use of quoted prices in active markets, which in some cases are adjusted for factors specific to the asset or liability, such as basis, credit valuation, and location differentials.

Energy Trading includes, in Level II, over-the-counter derivatives with values based on observable commodity futures curves and derivatives with inputs validated by broker quotes or other publicly available market data providers. Level II fair values are also determined using valuation techniques, such as option pricing models and regression or extrapolation formulas, where the inputs are readily observable, including commodity prices for similar assets or liabilities in active markets, and implied volatilities for options.

ii. Level III

Fair values are determined using inputs for the asset or liability that are not readily observable.

Energy Trading may enter into commodity transactions for which market-observable data is not available. In these cases, Level III fair values are determined using valuation techniques such as the Black-scholes, Mark-to-forecast, and Historical bootstrap models with inputs that are based on historical data such as unit availability, transmission congestion, demand profiles for individual nonstandard deals and structured products, and/or volatilities and correlations between products derived from historical prices.

Energy Trading also has various contracts with terms that extend beyond a liquid trading period. As forward price forecasts are not available for the full period of these contracts, the value of these contracts is derived by reference to a forecast that is based on a combination of external and internal fundamental modelling, including discounting. As a result, these contracts are classified in Level III.

Policies and procedures regarding energy trading Level III fair value measurements are determined by the Corporation’s Risk Management department, in compliance with the Corporation’s Commodity Exposure Management Policy (“the Policy”), which governs both the commodity transactions undertaken in its proprietary trading business and those undertaken to manage commodity price exposures in its generation business.

The Policy defines and specifies the controls and management responsibilities associated with commodity trading activities, as well as the nature and frequency of required reporting of such activities. Level III fair values are calculated within the Corporation’s Energy Trading Risk Management system based on underlying contractual data and observable and non-observable inputs. Development of non-observable inputs requires the use of judgment. To ensure reasonability, system generated Level III fair value measurements are reviewed and validated by Risk Management personnel. Review occurs formally on a quarterly basis or more frequently if daily review and monitoring procedures identify unexpected changes to fair value, or changes to key parameters.

The effect of using reasonably possible alternative assumptions as inputs to valuation techniques from which the Level III energy trading fair values are determined at March 31, 2013 is estimated to be +/- $29 million (Dec. 31, 2012 - $26 million). Fair values are stressed for volumes and prices. The volumes are stressed up and down one standard deviation from historically available production data. Prices are stressed for longer term deals where there are no liquid market quotes using various internal and external forecasting sources to establish a high and a low price range.

TRANSALTA CORPORATION / Q1 2013 17

Information about the significant unobservable inputs used in determining Level III fair values is as follows:

Description	Fair value as at March 31, 2013	Valuation Technique	Unobservable input	Range
			Price discount	1 - 2 per cent
Unit power contingent purchases	20	Historical bootstrap	Volumetric discount(1)	1 - 8 per cent
			Illiquid future
Long term power sale	(11)	Mark-to-forecast	power prices	$40.30 - $83.50
				16 - 25 per cent
			Volumes (MWh)	of capacity
Coal supply			Illiquid future implied
revenue sharing	(13)	Black-scholes	volatilities in MidC power	29 per cent
			Volumetric discount	0 per cent
Unit contingent			Illiquid future implied
power sales	21	Black-scholes	volatilities in MidC power	39 per cent

(1) A change in the volumetric discount, could, depending on other market dynamics, result in a directionally similar change in the price discount.

II. Other Risk Management Assets and Liabilities

Other risk management assets and liabilities primarily include risk management assets and liabilities that are used in hedging non-energy trading transactions, such as interest rates, the net investment in foreign operations, and other foreign currency risks.

The following tables summarize the key factors impacting the fair value of other risk management assets and liabilities by classification level during the three months ended March 31, 2013 and 2012, respectively:

		Hedges		Non-Hedges				Total
	Level I	Level II	Level III	Level I	Level II	Level III	Level I	Level II	Level III
Net risk management liabilities at
Dec. 31, 2012	-	(50)	-	-	1	-	-	(49)	-
Changes attributable to:
Market price changes on existing
contracts	-	28	-	-	-	-	-	28	-
New contracts	-	(3)	-	-	1	-	-	(2)	-
Contracts settled	-	(1)	-	-	(1)	-	-	(2)	-
Net risk management assets
(liabilities) at March 31, 2013	-	(26)	-	-	1	-	-	(25)	-

		Hedges			Non-Hedges			Total
	Level I	Level II	Level III	Level I	Level II	Level III	Level I	Level II	Level III
Net risk management assets
(liabilities) at Dec. 31, 2011	-	(50)	-	-	-	-	-	(50)	-
Changes attributable to:
Market price changes on existing	-	(12)	-	-	-	-	-	(12)	-
contracts
New contracts	-	-	-	-	(2)	-	-	(2)	-
Contracts settled	-	3	-	-	-	-	-	3	-
Net risk management liabilities at March 31, 2012	-	(59)	-	-	(2)	-	-	(61)	-

TRANSALTA CORPORATION / Q1 2013 18

a. Level II Fair Value Measurements

Fair values are determined, directly or indirectly, using inputs that are observable for the asset or liability.

Level II fair values of other risk management assets and liabilities are determined using valuation techniques, such as discounted cash flow methods. The Corporation uses observable inputs other than unadjusted quoted prices that are observable for the asset or liability, such as interest rate yield curves, credit valuation adjustments, and currency rates. For certain financial instruments where insufficient trading volume or lack of recent trades exists, the Corporation relies on similar interest or currency rate inputs and other third party information such as credit spreads.

III. Other Financial Assets and Liabilities

The fair value of financial assets and liabilities measured at other than fair value is as follows:
					Total carrying value
	Fair value(1)
	Level I	Level II	Level III	Total
Long-term debt - March 31, 2013	-	4,409	-	4,409	4,231
Long-term debt - Dec. 31, 2012	-	4,426	-	4,426	4,217
(1) Includes current portion.

The fair values of the Corporation’s debentures and senior notes are determined using prices observed in secondary markets. Non-recourse and other long-term debt fair values are determined by calculating an implied price based on a current assessment of the yield to maturity.

The book value of other short-term financial assets and liabilities (cash and cash equivalents, accounts receivable, collateral paid, accounts payable and accrued liabilities, collateral received, and dividends payable) approximates fair value due to the liquid nature of the asset or liability.

C. Inception Gains and Losses

An inception gain or loss arises due to differences between the fair value of a financial instrument at initial recognition (the transaction price) and the amount calculated through a valuation model. The unrealized gain or loss related to Level III financial instruments is deferred in risk management assets or liabilities, and is recognized in net earnings over the term of the related contract. At March 31, 2013, the unamortized gain is $3 million (Dec. 31, 2012 - $5 million gain).

TRANSALTA CORPORATION / Q1 2013 19

1 2 . R I S K   M A N A G E M E N T   A C T I V I T I E S

A. Risk Management Assets and Liabilities

Aggregate risk management assets and liabilities are as follows:

As at			March 31, 2013			Dec. 31, 2012
	Net investment hedges	Cash flow hedges	Fair value hedges	Not designated as a hedge	Total	Total
Risk management assets
Energy trading
Current	-	-	-	118	118	198
Long-term	-	3	-	50	53	59
Total energy trading risk
management assets	-	3	-	168	171	257
Other
Current	1	2	-	2	5	3
Long-term	-	1	9	-	10	10
Total other risk management assets	1	3	9	2	15	13

Risk management liabilities
Energy trading
Current	-	21	-	73	94	141
Long-term	-	55	-	33	88	70
Total energy trading risk	-	76	-	106	182	211
management liabilities
Other
Current	3	12	-	1	16	26
Long-term	-	24	-	-	24	36
Total other risk	3	36	-	1	40	62
management liabilities

Net energy trading risk management assets (liabilities)
	-	(73)	-	62	(11)	46
Net other risk management assets (liabilities)
	(2)	(33)	9	1	(25)	(49)
Net total risk management assets (liabilities)
	(2)	(106)	9	63	(36)	(3)

Additional information on derivative instruments has been presented on a net basis below.

TRANSALTA CORPORATION / Q1 2013 20

I. Netting Arrangements

Information about the Corporation’s financial management assets and liabilities that are subject to enforceable master netting arrangements or similar agreements is as follows:

As at		March 31, 2013				Dec. 31, 2012
	Current financial assets	Long-term financial assets	Current financial liabilities	Long-term financial liabilities	Current financial assets	Long- term financial assets	Current financial liabilities	Long- term financial liabilities
Gross amounts recognized	536	93	(504)	(106)	522	331	(452)	(317)
Gross amounts set-off	(301)	(10)	301	10	(252)	(186)	252	186

Net amounts as presentedin the Condensed Consolidated Statements of Financial Position(1)	235	83	(203)	(96)	270	145	(200)	(131)
(1) Excludes credit reserves.

II.	Hedges
a.	Cash Flow Hedges
i.	Energy Trading Risk Management

Certain of TransAlta’s hedging relationships had previously been de-designated and deemed ineffective for accounting purposes. The hedges were in respect of power production and the associated gains remain in Accumulated Other Comprehensive Income (Loss) (“AOCI”) until the underlying production occurs or until such time that the production has been assessed as highly probable not to occur. No gains related to these previously de-designated hedges were reclassified to earnings during the three months ended March 31, 2013 (March 31, 2012 - $75 million pre-tax gain).

As at March 31, 2013, cumulative gains of $7 million related to cash flow hedges that were de-designated and no longer meet the criteria for hedge accounting continued to be deferred in AOCI and will be reclassified to net earnings as the forecasted transactions occur or if the forecasted transactions are assessed as highly probable not to occur.

ii. Cash Flow Hedge Impacts

Over the next 12 months ended March 31, 2014, the Corporation estimates that $29 million of after-tax losses will be reclassified from AOCI to net earnings. These estimates assume constant natural gas and power prices, interest rates, and exchange rates over time; however, the actual amounts that will be reclassified will vary based on changes in these factors.

B. Nature and Extent of Risks Arising from Financial Instruments

The following discussion is limited to the nature and extent of certain risks arising from financial instruments, which are also more fully discussed in Note 16(B) of the most recent annual consolidated financial statements.

TRANSALTA CORPORATION / Q1 2013 21

I. Commodity Price Risk

Value at Risk (“VaR”) is the most commonly used metric employed to track and manage the market risk associated with commodity and other derivatives. VaR is used to determine the potential change in value of the Corporation’s proprietary trading portfolio, over a three day period within a 95 per cent confidence level, resulting from normal market fluctuations. VaR is estimated using the historical variance/covariance approach.

a. Commodity Price Risk - Proprietary Trading

The Corporation’s Energy Trading Segment conducts proprietary trading activities and uses a variety of instruments to manage risk, earn trading revenue, and gain market information.

VaR at March 31, 2013 associated with the Corporation’s proprietary energy trading activities was $2 million (Dec. 31, 2012 - $2 million).

b. Commodity Price Risk - Generation

The Generation Segment utilizes various commodity contracts and other financial instruments to manage the commodity price risk associated with its electricity generation, fuel purchases, emissions, and byproducts, as considered appropriate. VaR at March 31, 2013 associated with the Corporation’s commodity derivative instruments used in generation hedging activities was $3 million (Dec. 31, 2012 - $5 million). VaR at March 31, 2013 associated with positions and economic hedges that do not meet hedge accounting requirements was $7 million (Dec. 31, 2012 - $9 million).

II. Credit Risk

Credit risk is the risk that customers or counterparties will cause a financial loss for the Corporation by failing to discharge their obligations, and the risk to the Corporation associated with changes in creditworthiness of entities with which commercial exposures exist.

The Corporation uses external credit ratings, as well as internal ratings in circumstances where external ratings are not available, to establish credit limits for customers and counterparties. The following table outlines the distribution, by credit rating, of certain financial assets as at March 31, 2013:

(Per cent)	Investment grade	Non-investment grade	Total
Accounts receivable	88	12	100
Risk management assets	97	3	100

The Corporation’s maximum exposure to credit risk at March 31, 2013, without taking into account collateral held or right of set-off, is represented by the carrying amounts of accounts receivable and risk management assets as per the Condensed Consolidated Statements of Financial Position. Letters of credit and cash are the primary types of collateral held as security related to these amounts. The maximum credit exposure to any one counterparty for commodity trading operations and hedging, excluding the California market receivables (Refer to Note 36 of the 2012 annual consolidated financial statements), and including the fair value of open trading positions, net of any collateral held, at March 31, 2013 was $21 million (Dec. 31, 2012 - $25 million).

At March 31, 2013, TransAlta had one counterparty whose net settlement position accounted for greater than 10 per cent of the total trade receivables outstanding. The Corporation has evaluated the risk of default related to this counterparty to be minimal.

TRANSALTA CORPORATION / Q1 2013 22

III. Liquidity Risk

Liquidity risk relates to the Corporation’s ability to access capital to be used for proprietary trading activities, commodity hedging, capital projects, debt refinancing, and general corporate purposes.

A maturity analysis of the Corporation’s financial liabilities is as follows:

	2013	2014	2015	2016	2017	2018 and thereafter	Total
Accounts payable and accrued liabilities	450	-	-	-	-	-	450
Collateral received	1	-	-	-	-	-	1
Debt(1)	618	209	665	647	2	2,081	4,222
Energy trading risk management (assets) liabilities	(14)	(23)	11	18	9	10	11
Other risk management (assets) liabilities	11	2	19	1	1	(9)	25
Interest on long-term debt(2)	161	186	154	138	129	821	1,589
Dividends payable	76	-	-	-	-	-	76
Total	1,303	374	849	804	141	2,903	6,374

(1) Excludes impact of hedge accounting and includes drawn credit facilities that are currently scheduled to mature in 2013, 2014, and 2016.

(2) Not recognized as a financial liability on the Condensed Consolidated Statements of Financial Position

C. Collateral and Contingent Features in Derivative Instruments

Collateral is posted in the normal course of business based on the Corporation’s senior unsecured credit rating as determined by certain major credit rating agencies. Certain of the Corporation’s derivative instruments contain financial assurance provisions that require collateral to be posted only if a material adverse credit-related event occurs. If a material adverse event resulted in the Corporation’s senior unsecured debt to fall below investment grade, the counterparties to such derivative instruments could request ongoing full collateralization.

As at March 31, 2013, the Corporation had posted collateral of $79 million (Dec. 31, 2012 - $85 million) in the form of letters of credit on derivative instruments in a net liability position. Certain derivative agreements contain credit-risk-contingent features, including a credit rating downgrade to below investment grade, which if triggered would result in the Corporation having to post an additional $92 million of collateral to its counterparties based upon the value of the derivatives at March 31, 2013.

1 3 . R E S T R I C T E D   C A S H

The Corporation has $2 million of cash and cash equivalents at March 31, 2013 (Dec. 31, 2012 - $2 million) that is not available for general use, all of which relates to Project Pioneer.

TRANSALTA CORPORATION / Q1 2013 23

1 4 . I N V E N T O R Y

Inventory held in the normal course of business includes coal, emission credits, and natural gas, and is valued at the lower of cost and net realizable value. Inventory held for trading, which also includes natural gas and purchased emission credits, is valued at fair value less costs to sell.

The classifications are as follows:
	March 31, 2013	Dec. 31, 2012
As at		(Restated)*
Coal	72	78
Deferred stripping costs	18	9
Natural gas	2	2
Purchased emission credits	3	4
Total	95	93
* See Note 2 for prior period restatements.

For the three months ended March 31, 2013, coal inventory at the Corporation’s Centralia plant was written down by $14 million (March 31, 2012 - $34 million) to its net realizable value.

1 5 . P R O P E R T Y , P L A N T , A N D E Q U I P M E N T

A reconciliation of the changes in the carrying amount of PP&E is as follows:

	Land	Thermal generation	Gas generation	Renewable generation	Mining property and equipment	Assets under construction	Capital spares and other (1)	Total
As at Dec. 31, 2012	75	2,874	996	2,004	517	342	236	7,044
Additions	-	-	-	-	-	122	3	125
Additions - finance lease (Note 3)	-	-	-	-	21	-	-	21
Depreciation	-	(65)	(25)	(22)	(15)	-	(30	(130
Revisions and additions to
decommissioning and restoration costs	-	4	(6	2	4	-	-	4
Change in foreign exchange rates	1	8	4	-	-	-	1	14
Transfers	-	4	3	216	5	(242)	14	-
As at March 31, 2013	76	2,825	972	2,200	532	222	251	7,078

(1) Includes major spare parts and stand-by equipment available, but not in service, and spare parts used for routine, preventative or planned maintenance.

During the three months ended March 31, 2013, the Corporation capitalized $2 million (March 31, 2012 - a nominal amount) of interest to PP&E at a weighted average rate of 5.46 per cent (March 31, 2012 - 5.38 per cent).

TRANSALTA CORPORATION / Q1 2013 24

1 6 . O T H E R A S S E T S

The components of other assets are as follows:

As at		March 31, 2013		Dec. 31, 2012
Deferred licence fees			21		21
Project development costs			35		35
Deferred service costs			19		19
Long-term prepaids			19		5
Keephills Unit 3 transmission deposit			7		7
Other			2		3
Total other assets			103		90

1 7 . D E C O M M I S S I O N I N G A N D O T H E R P R O V I S I O N S

The change in decommissioning and other provision balances is outlined below:

	Decommissioning	Restructuring	Other		Total
	and restoration
Balance, Dec. 31, 2012	262	8		42	312
Liabilities incurred in period	2	-		4	6
Liabilities settled in	(5)	(4)		-	(9)
period
Accretion (Note 8)	4	-		-	4
Revisions in estimated cash flows (Note 15)	4	-		1	5
Revisions in discount rates	(1)	-			(1)
Reversals	-	-		(8)	(8)
Change in foreign exchange rates	2	-		1	3
	268	4		40	312
Less: current portion	14	4		7	25
Balance, March 31, 2013	254	-		33	287

The restructuring provision relates to the Corporation’s 2012 restructuring of resources as part of its ongoing strategy to continuously improve operational excellence and accelerate growth.

Other provisions include an amount related to a portion of the Corporation’s fixed price commitments under several natural gas transportation contracts for firm transportation that is not expected to be used. Accordingly, the unavoidable costs of meeting these obligations exceed the economic benefits expected to be received. The contracts extend to 2018.

Other provisions also include provisions arising from ongoing business activities and include amounts related to commercial disputes between the Corporation and customers or suppliers. Information about the expected timing of settlement and uncertainties that could impact the amount or timing of settlement has not been provided as this may impact the Corporation’s ability to settle the provisions in the most favourable manner.

TRANSALTA CORPORATION / Q1 2013 25

1 8 . L O N G - T E R M D E B T

A. Debt and Letters of Credit

The amounts outstanding are as follows:
As at	March 31, 2013			Dec. 31, 2012
	Carrying	Face		Carrying	Face
	value	value	Interest(1)	value	value	Interest(1)
Credit facilities(2)	923	923	2.3%	950	950	2.4%
Debentures	841	851	6.6%	839	851	6.6%
Senior notes(3)	2,058	2,034	5.6%	2,017	1,990	5.6%
Non-recourse(4)	375	380	5.9%	375	380	5.9%
Other	34	34	6.4%	36	36	6.5%
	4,231	4,222		4,217	4,207
Less: recourse current portion	(619)	(619)		(606)	(606)
Less: non-recourse current portion	(1)	(1)		(1)	(1)
Total long-term debt	3,611	3,602		3,610	3,600

(1) Interest is an average rate weighted by principal amounts outstanding before the effect of hedging.

(2) Composed of bankers' acceptances and other commercial borrowings under long-term committed credit facilities. Includes U.S.$300 million at March 31, 2013 (Dec. 31, 2012 - U.S.$300 million).

(3) U.S. face value at March 31, 2013 - U.S.$2.0 billion (Dec. 31, 2012 - U.S.$2.0 billion).

(4) Includes U.S.$20 million at March 31, 2013 (Dec. 31, 2012 - U.S.$20 million).

TransAlta has a total of $2.0 billion (Dec. 31, 2012 - $2.0 billion) of committed credit facilities, of which $0.8 billion (Dec. 31, 2012 - $0.8 billion) is not drawn, and is available as of March 31, 2013, subject to customary borrowing conditions. The $1.5 billion committed syndicated bank facility is a four-year revolving credit facility that matures in 2016. The U.S.$300 million facility is a five-year facility that matures in the third quarter of 2013. The Corporation also has $240 million in committed bilateral credit facilities, all of which matures in the fourth quarter of 2014. In addition to the $0.8 billion available under the credit facilities, TransAlta also has $48 million of available cash and cash equivalents.

Letters of credit are issued to counterparties under various contractual arrangements with the Corporation and certain subsidiaries of the Corporation. If the Corporation or its subsidiary does not perform under such contracts, the counterparty may present its claim for payment to the financial institution through which the letter of credit was issued. Any amounts owed by the Corporation or its subsidiaries under these contracts are reflected in the Consolidated Statements of Financial Position. All letters of credit expire within one year and are expected to be renewed, as needed, in the normal course of business. The total outstanding letters of credit as at March 31, 2013 were $327 million (Dec. 31, 2012 - $336 million) with no (Dec. 31, 2012 - nil) amounts exercised by third parties under these arrangements.

B. Restrictions

Debt agreements of $34 million related to the Windsor plant, owned by the Corporation’s TA Cogen subsidiary, include principal and interest funding provisions that restrict the Corporation’s ability to access funds generated by the operations of the plant. The Corporation has provided a letter of credit in the amount of the funding requirements, thereby permitting it to access the funds.

Debentures of $339 million issued by the Corporation’s Canadian Hydro Developers, Inc. subsidiary include restrictive covenants requiring the proceeds received from the sale of assets to be reinvested into similar renewables assets. Accordingly, the Corporation is not able to use such proceeds for other purposes.

TRANSALTA CORPORATION / Q1 2013 26

1 9 . D E F E R R E D   C R E D I T S   A N D   O T H E R   L O N G - T E R M   L I A B I L I T I E S

The components of deferred credits and other long-term liabilities are as follows:

As at	March 31, 2013	Dec. 31, 2012
Deferred coal revenues	51	51
Defined benefit obligations	227	220
Long-term incentive accruals	7	15
Other	18	15
Total deferred credits and other long-term liabilities	303	301

20. C O M M O N   S H A R E S

A. Issued and Outstanding

TransAlta is authorized to issue an unlimited number of voting common shares without nominal or par value.

A reconciliation of changes in common shares is as follows:

		3 months ended March 31
	2013		2012
	Common shares (millions)	Amount	Common shares (millions)	Amount
Issued and outstanding, beginning of period	254.7	2,730	223.6	2,274
Issued under the dividend reinvestment and share purchase plan	3.7	53	0.9	20
Issued under the PSOP	-	-	0.1	1
	258.4	2,783	224.6	2,295
Amounts receivable under Employee Share Purchase Plan	-	(3)	-	(2)
Issued and outstanding, end of period	258.4	2,780	224.6	2,293

B. Dividends

The following table summarizes the common share dividends declared or paid within the three months ended March, 31:

Date declared	Payment date	Dividend per share ($)	Total dividends	Dividends paid in cash	Dividends paid in shares
2013
Jan. 28, 2013	Apr. 1, 2013	0.29	75	22	53
Oct. 24, 2012	Jan. 1, 2013	0.29	73	20	53
2012
Jan. 25, 2012	Apr. 1, 2012	0.29	65	23	43
Oct. 27, 2011	Jan. 1, 2012	0.29	65	45	20

There have been no other transactions involving common shares between the reporting date and the date of completion of these condensed consolidated financial statements.

TRANSALTA CORPORATION / Q1 2013 27

2 1 . P R E F E R R E D S H A R E S
A. Issued and Outstanding

TransAlta is authorized to issue an unlimited number of first preferred shares, and the Board of Directors is authorized to determine the rights, privileges, restrictions and conditions attaching to such shares, subject to certain limitations.

Preferred shares outstanding are as follows:

As at	March 31, 2013		Dec. 31, 2012
Cumulative Redeemable Rate Reset First Preferred Shares	Number of shares (millions)	Amount	Number of shares (millions)	Amount	Dividend rate per share ($)	Redemption price per share ($)
Series A	12	293	12	293	1.15	25.00
Series C	11	269	11	269	1.15	25.00
Series E	9	219	9	219	1.25	25.00
Issued and outstanding, end of period	32	781	32	781

B. Dividends

The following table summarizes the preferred share dividends declared or paid within the three months ended March 31:

		Series A		Series C		Series E
Date declared	Payment date	Dividend per share ($)	Total dividends	Dividend per share ($)	Total dividends	Dividend per share ($)	Total dividends
2013
Jan. 28, 2013	March 31, 2013	0.2875	3	0.2875	3	0.3125	3
2012
Jan. 25, 2012	March 31, 2012	0.2875	3	0.3844(1)	4	-	-

(1) Includes dividends of $0.0969 per share ($1 million in total) for the period from Nov. 29, 2011 to Dec. 31, 2011, which were accrued at Dec. 31, 2011.

TRANSALTA CORPORATION / Q1 2013 28

2 2 . A C C U M U L A T E D O T H E R C O M P R E H E N S I V E I N C O M E ( L O S S )

The components of, and changes in, AOCI are presented below:
	2013	2012
		(Restated)*

Currency translation adjustment
Opening balance	(38)	(28)
Gains (losses) on translating net assets of foreign operations	25	(32)
Gains (losses) on financial instruments designated as hedges of foreign operations, net of tax(1)	(21)	21
Balance, March 31	(34)	(39)

Cash flow hedges
Opening balance	(37)	(28)
Gains (losses) on derivatives designated as cash flow hedges, net of tax(2)	10	(2)
Reclassification of losses on derivatives designated as cash flow hedges to non-financial assets, net of tax(3)	1	1
Reclassification of gains on derivatives designated as cash flow hedges to net earnings, net of tax(4)	(22)	(9)
Balance, March 31	(48)	(38)

Employee future benefits
Opening balance	(61)	(38)
Net actuarial gains (losses) on defined benefit plans, net of tax(5)	7	(9)
Balance, March 31	(54)	(47)

Equity investees
Opening balance	-	-
Other comprehensive loss of equity investees, net of tax(6)	(2)	-
Balance, March 31	(2)	-
Accumulated other comprehensive loss	(138)	(124)
*	See Note 2 for prior period restatements.
(1)	Net of income tax recovery of 3 for the three months ended March 31, 2013 (2012 - 3 expense).
(2)	Net of income tax recovery of 2 for the three months ended March 31, 2013 (2012 - 1 expense).
(3)	Net of income tax expense of nil for the three months ended March 31, 2013 (2012 - nil).
(4)	Net of income tax expense of 3 for the three months ended March 31, 2013 (2012 - 17 expense).
(5)	Net of income tax expense of 2 for the three months ended March 31, 2013 (2012 - 3 recovery).
(6)	Net of income tax recovery of 1 for the three months ended March 31, 2013 (2012 - nil).

2 3 . C O N T I N G E N C I E S

TransAlta is occasionally named as a party in various claims and legal proceedings that arise during the normal course of its business. TransAlta reviews each of these claims, including the nature of the claim, the amount in dispute or claimed, and the availability of insurance coverage. There can be no assurance that any particular claim will be resolved in the Corporation’s favour or that such claims may not have a material adverse effect on TransAlta. Inquiries from regulatory bodies may also arise in the normal course of business, to which the Corporation responds as required.

2 4 . C O M M I T M E N T S

During March 2013, the New Richmond wind farm commenced operations and as such, the 15 year long-term service agreement for repairs and maintenance became effective. The future payments over the term of the agreement are approximately $35 million.

TRANSALTA CORPORATION / Q1 2013 29

2 5 . S E G M E N T D I S C L O S U R E S
A. Reported Segment Earnings (Loss)

Each business segment assumes responsibility for its operating results to operating income.

3 months ended March 31, 2013	Generation	Energy Trading	Corporate	Total
Revenues	523	17	-	540
Fuel and purchased power	201	-	-	201
Gross margin	322	17	-	339
Operations, maintenance, and administration	92	7	16	115
Depreciation and amortization	122	-	5	127
Inventory writedown	14	-	-	14
Taxes, other than income taxes	7	-	-	7
Intersegment cost allocation	4	(4)	-	-
Operating income (loss)	83	14	(21)	76
Finance lease income	11	-	-	11
Equity loss	(4)	-	-	(4)
Foreign exchange loss				(1)
Loss on assumption of pension obligations				(29)
Net interest expense				(62)
Loss before income taxes				(9)

3 months ended March 31, 2012 (Restated)*	Generation	Energy Trading	Corporate	Total
Revenues	627	17	-	644
Fuel and purchased power	175	-	-	175
Gross margin	452	17	-	469
Operations, maintenance, and administration	99	7	22	128
Depreciation and amortization	124	-	5	129
Inventory writedown	34	-	-	34
Taxes, other than income taxes	7	-	-	7
Intersegment cost allocation	3	(3)	-	-
Operating income (loss)	185	13	(27	171
Finance lease income	2	-	-	2
Gain on sale of assets	3	-	-	3
Foreign exchange loss				(6)
Net interest expense				(60)
Earnings before income taxes				110
* See Note 2 for prior period restatements.

Included in the Generation Segment results for the three months ended March 31, 2013 are $7 million (March 31, 2012 - $7 million) of incentives received under a Government of Canada program in respect of power generation from qualifying wind and hydro projects.

TRANSALTA CORPORATION / Q1 2013 30

B. Selected Condensed Consolidated Statements of Financial Position Information

Total segment assets	Generation	Energy Trading	Corporate	Total
March 31, 2013	8,889	216	252	9,357
Dec. 31, 2012 (Restated)*	8,994	262	206	9,462
*	See Note 2 for prior period restatements.
C.	Depreciation and Amortization on the Condensed Consolidated Statements of Cash Flows

The reconciliation between depreciation and amortization reported on the Condensed Consolidated Statements of Earnings and the Condensed Consolidated Statements of Cash Flows is presented below:

	3 months ended March 31
	2013	2012
Depreciation and amortization expense on the Condensed Consolidated Statement of Earnings	127	129
Depreciation included in fuel and purchased power (Note 6)	11	10
Other	1	1
Depreciation and amortization expense on the Condensed Consolidated Statements of Cash Flows	139	140

2 6 . C H A N G E S I N N O N - C A S H O P E R A T I N G W O R K I N G C A P I T A L

	3 months ended March 31
	2013	2012
Source (use) of cash:
Accounts receivable	142	104
Prepaid expenses	(22)	(15)
Income taxes receivable	(3)	(14)
Inventory	(1)	(2)
Accounts payable and accrued liabilities	(37)	(90)
Decommissioning and other provisions	-	12
Income taxes payable	(2)	(1)
Change in non-cash operating working capital	77	(6)

TRANSALTA CORPORATION / Q1 2013 31